Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2006

FINANCIAL RESULTS

•	Revenue increased 5.0% for the quarter and 7.0% for full year
•	Diluted Earnings per share rose from $0.76 to $0.84 for the 2006, a 10.5% increase.
•	Cash and marketable securities increased 47.1% to $63.3 million

ATLANTA, GEORGIA, February 7, 2007: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for its fourth quarter and year ended December 31, 2006.

The Company recorded revenues of $204.7 million, an increase of 5.0% over the prior year’s fourth quarter revenue of $194.8 million. Net income increased 43.3% to $10.5 million or $0.15 per diluted share for the fourth quarter ended December 31, 2006, compared to $7.4 million or $0.11 per diluted share for the same period in 2005.

Revenues for full year 2006 increased to $858.9 million, compared to $802.4 million for the prior year. Rollins recorded net income of $57.8 million or $0.84 per diluted share compared to net income of $52.8 million or $0.76 per diluted share for the comparable period last year. Included in the results for the year ended December 31, 2005 was a $2.5 million gain, net of taxes, or $0.04 per diluted share, as the Company curtailed Rollins, Inc.’s pension plan effective June 30, 2005. Excluding the impact of the pension curtailment gain in 2005, the Company’s diluted earnings per share increased 16.7% or $0.12 per diluted share compared to last year. See attached detailed reconciliation.

Rollins’ balance sheet continued to grow with total assets increasing to $453.2 million and stockholder’s equity growth to $211.5 million. The Company ended the year with cash and marketable securities of $63.3 million, up 47.1% over last year.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are very pleased with the progress the Company made during the fourth quarter of 2006 where our growth represented the highest percentage of internal growth in our company’s recent history. Further, the overall improvement in revenue and net income for the quarter and full year are a confirmation that the effort we have put on sales growth and productivity improvement is bearing fruit.”

Mr. Rollins continued, “We believe that we are on track to build on our growth initiatives in all segments of our business and plan to continue to make selective investments in our sales and service initiatives. At the same time, we will be working on expense margins and productivity improvements. Orkin has again been recognized as a top 100 Training Company in the U.S. in part as a result of our satellite training network launched in 2006. We have exciting plans to ramp up the use of this extraordinary asset in the New Year.”

Mr. Rollins concluded, “We remain excited about our Company’s future but we recognize that there is still much to be done to accomplish our objectives. Our team is dedicated to our plans of business growth and operational improvement for the New Year.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Panama and Costa Rica from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding effect of various operational initiatives and the dedication of the Company’s employees to further increase the Company’s business put the Company on track year-to-date to meet the Company’s financial goals for 2006 and the Company’s expectation that 2006 will be another notable year for the Company and its shareholders. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized, potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
	2006	2005
At December 31,	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$63,344	$43,065
Trade receivables, short-term	52,693	47,705
Materials and supplies	8,401	9,082
Deferred income taxes	19,435	27,510
Prepaid taxes	—	3,036
Other current assets	7,200	6,069
Total Current Assets	151,073	136,467

Equipment and property, net	72,141	65,932
Goodwill and other intangible assets	202,216	205,584
Deferred income taxes	14,069	15,946
Trade receivables, long-term	8,796	9,368
Other assets	4,880	5,123
Total Assets	$453,175	$438,420

LIABILITIES
Capital leases	$498	$825
Accounts payable	16,309	17,204
Accrued insurance	14,310	17,605
Accrued compensation and related liabilities	47,305	41,822
Unearned revenue	79,441	79,990
Other current liabilities	27,343	32,220
Total Current Liabilities	185,206	189,666

Capital leases, less current portion	124	560
Accrued pension	6,946	20,651
Long-term accrued liabilities	49,440	50,591
Total Liabilities	241,716	261,468

STOCKHOLDERS’ EQUITY
Common stock	67,891	68,011
Retained earnings and other equity	143,568	108,941
Total Stockholders’ Equity	211,459	176,952
Total Liabilities and Stockholders’ Equity	$453,175	$438,420

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2006,
(in thousands except per share data)
(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
REVENUES
Customer services	$204,653	$194,830	$858,878	$802,417
COSTS AND EXPENSES
Cost of services provided	112,601	112,534	457,869	437,160
Depreciation and amortization	6,460	6,472	26,860	24,280
Sales, general and administrative	69,250	64,924	280,578	259,763
Pension curtailment gain	—	—	—	(4,176)
Gain on sales of assets	(65)	(438)	(81)	(982)
Interest income	(539)	(278)	(1,507)	(1,583)
	187,707	183,214	763,719	714,462
INCOME BEFORE TAXES	16,946	11,616	95,159	87,955
PROVISION FOR INCOME TAXES	6,407	4,264	37,350	35,182
NET INCOME	$10,539	$7,352	$57,809	$52,773

NET INCOME PER SHARE - BASIC	$0.16	$0.11	$0.86	$0.78
NET INCOME PER SHARE - DILUTED	$0.15	$0.11	$0.84	$0.76

Weighted average shares outstanding - basic	67,108	67,596	67,165	67,898
Weighted average shares outstanding - Diluted	68,727	69,333	68,876	69,772

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED DECEMBER 31,
(in thousands)
	2006	2005
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net Income	$57,809	$52,773
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation and amortization	26,860	24,280
Pension curtailment gain	—	(4,176)
Provision for deferred income taxes	6,007	3,653
Stock based compensation	1,830	739
Gain/(Loss) on sales of assets	(81)	(982)
Other, net	(544)	(2,834)
(Increase)/decrease in assets
Trade receivables	(3,784)	4,291
Materials and supplies	681	2,385
Other current assets	1,914	715
Other non-current assets	301	353
Increase/(decrease) in liabilities:
Accounts payable and accrued expenses	6,633	4,893
Unearned revenue	(550)	(31)
Accrued insurance	1,344	(1,029)
Accrual for termite contracts	(3,000)	(2,111)
Accrued pension	(5,000)	(5,000)
Long-term accrued liabilities	(5,219)	(1,169)
Net cash provided by operating activities	85,201	76,750
INVESTING ACTIVITIES
Purchase of equipment and property	(18,729)	(25,541)
Acquisitions of companies	(10,087)	(27,239)
Cash from sales of franchises	707	639
Proceeds from sales of assets	128	754
Net cash used in investing activities	(27,981)	(51,387)
FINANCING ACTIVITIES
Dividends paid	(17,025)	(13,714)
Common stock purchased	(19,452)	(30,308)
Common stock options exercised	1,086	3,315
Principal payments on capital leases	(763)	—
Other	(235)	558
Net cash used in financing activities	(36,389)	(40,149)
Effect of exchange rate changes on cash	(552)	1,114
Net increase in cash and cash equivalents	20,279	(13,672)
Cash and cash equivalents at beginning of period	43,065	56,737
Cash and cash equivalents at end of period	$63,344	$43,065

ROLLINS, INC. AND SUBSIDIARIES
REVENUE RECONCILIATION
REVENUES EXCLUDING THE INDUSTRIAL FUMIGANT COMPANY
	Twelve Months Ended,
	December 31
	2006	2005	$ Better/	% Better/
	(unaudited)	(unaudited)	(worse)	(worse)
Reported net revenues	$858,878	$802,417	$56,461	7.0%
Less: The Industrial Fumigant Company (IFC)	25,920	6,275	19,645	313.1%
Net revenues excluding IFC	$832,958	$796,142	$36,816	4.6%

ROLLINS, INC. AND SUBSIDIARIES
NET INCOME AND EARNINGS PER SHARE RECONCILIATION
EARNINGS AND EARNINGS PER SHARE EXCLUDING PENSION CURTAILMENT GAIN
	Twelve Months Ended,
	December 31
	2006	2005	$ Better/	% Better/
	(unaudited)	(unaudited)	(worse)	(worse)
Reported net income	$57,809	$52,773	$5,036	9.5%
Less: Pension curtailment gain (net of tax)	—	2,485	2,485	100.0
Income excluding pension curtailment gain	$57,809	$50,288	$7,521	15.0%

Reported earnings per share – Basic	$0.86	$0.78	$0.08	10.3%
Less: Pension curtailment gain (net of tax)	—	0.04	0.04	100.0
Earnings per share – Basic excluding pension
curtailment gain	$0.86	$0.74	$0.12	16.2%

Reported earnings per share – Diluted	$0.84	$0.76	$0.08	10.5%
Less: pension curtailment gain (net of tax)	—	0.04	0.04	100.0
Earnings per share – diluted excluding pension
curtailment gain	$0.84	$0.72	$0.12	16.7%

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth quarter results on:

Wednesday, February 7, 2007 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-218-0530 domestic;

303-262-2137 international

at least 5 minutes before start time.

REPLAY: available through February 14, 2007

Please dial 800-405-2236/303-590-3000, Passcode: 11081805

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Janet Jazimin at Financial Relations Board at 212-827-3777

Or email to jjazimin@financialrelationsboard.com